QuickLinks -- Click here to rapidly navigate through this document

As filed with the Securities and Exchange Commission on April 21, 2010

Registration No. 333-165007

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 3
to

FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Niska Gas Storage Partners LLC
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	4922 (Primary Standard Industrial Classification Code Number)	27-1855740 (I.R.S. Employer Identification Number)

1001 Fannin Street, Suite 2500
Houston, TX 77002
281-404-1890
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

Jason A. Dubchak
1001 Fannin Street, Suite 2500
Houston, TX 77002
281-404-1890
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
Mike Rosenwasser James J. Fox Vinson & Elkins L.L.P. 666 Fifth Avenue, 26th Floor New York, NY 10103 (212) 237-0000	Joshua Davidson Douglass M. Rayburn Baker Botts L.L.P. One Shell Plaza 910 Louisiana Street Houston, TX 77002 (713) 229-1234

Approximate date of commencement of proposed sale to the public:
As soon as practicable after this Registration Statement becomes effective.

         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.    ☐

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

         If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

         Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of "large accelerated filer," "accelerated filer," and "smaller reporting company" in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☒ (Do not check if a smaller reporting company)	Smaller reporting company ☐

         The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

 EXPLANATORY NOTE

        This Amendment No. 3 to the Registration Statement on Form S-1 (File No. 333-165007) of Niska Gas Storage Partners LLC is being filed solely to amend Item 16 of Part II thereof and to transmit certain exhibits thereto. This Amendment No. 3 does not modify any provision of the preliminary prospectus contained in Part I or Items 13, 14, 15 or 17 of Part II of the Registration Statement. Accordingly, this Amendment No. 3 does not include a copy of the preliminary prospectus.

 PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.    Other Expenses of Issuance and Distribution.

        Set forth below are the expenses (other than underwriting discounts and commissions and structuring fees) expected to be incurred in connection with the issuance and distribution of the securities registered hereby. With the exception of the Securities and Exchange Commission registration fee, the Financial Industry Regulatory Authority Inc. filing fee, and the NYSE filing fee, the amounts set forth below are estimates.

SEC registration fee	$28,699
FINRA filing fee	$40,750
NYSE listing fee	250,000
Printing expenses	400,000
Accounting fees and expenses	1,500,000
Legal fees and expenses	3,000,000
Transfer agent and registrar fees	20,000
Miscellaneous	60,551

Total	$5,300,000

Item 14.    Indemnification of Directors and Officers.

        The section of the prospectus entitled "The Operating Agreement—Indemnification" discloses that we will generally indemnify officers, directors and affiliates of our manager to the fullest extent permitted by the law against all losses, claims, damages or similar events and is incorporated herein by this reference. Subject to any terms, conditions or restrictions set forth in our Operating Agreement, Section 18-108 of the Delaware Limited Liability Company Act empowers a Delaware limited liability company to indemnify and hold harmless any member or other persons from and against all claims and demands whatsoever.

Item 15.    Recent Sales of Unregistered Securities.

        On March 5, 2010 Niska US and Niska Canada closed a non-public offering of 800,000 units, each unit consisting of $218.75 principal amount of 8.875% senior notes due 2018 of Niska US and $781.25 principal amount of 8.875% senior notes of Niska Canada. The units were sold in an offering exempt from registration under the Securities Act to qualified institutional investors in reliance on Rule 144A under the Securities Act and to non-U.S. persons in offshore transactions in reliance on Regulation S under the Securities Act. The joint book-running managers of the offering were Morgan Stanley & Co. Incorporated, UBS Securities LLC, Goldman, Sachs & Co., Credit Suisse Securities (USA) LLC, and RBC Capital Markets Corporation. The aggregate offering price for the offering was $800.0 million, and the underwriting discount was $18.0 million. There have been no other sales of unregistered securities within the past three years.

Item 16.    Exhibits and Financial Statement Schedules.

(a)
Exhibits.

        See the Exhibit Index on the page immediately preceding the exhibits for a list of exhibits filed as part of this registration statement on Form S-1, which Exhibit Index is incorporated herein by reference.

(b)
Financial Statement Schedules.

        All supplemental schedules are omitted because of the absence of conditions under which they are required or because the information is shown in the financial statements or notes thereto.

Item 17.    Undertakings.

        The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

        Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 14 above, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

        The undersigned registrant hereby undertakes that:

  (1)
  For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

  (2)
  For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        The registrant undertakes to send to each member at least on an annual basis a detailed statement of any transactions with our manager or any of its respective affiliates, and of fees, commissions, compensation and other benefits paid, or accrued to our manager or its respective affiliates for the fiscal year completed, showing the amount paid or accrued to each recipient and the services performed.

        The registrant undertakes to provide to the members the financial statements required by Form 10-K for the first full fiscal year of operations of the company.

        For the purpose of determining liability under the Securities Act of 1933 to any purchaser, if the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

        For the purpose of determining liability of the undersigned registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

  (i)
  Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424 of Regulation C of the Securities Act;

  (ii)
  Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

  (iii)
  The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

  (iv)
  Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Calgary, Province of Alberta, on April 21, 2010.

NISKA GAS STORAGE PARTNERS LLC
By:	/s/ DAVID F. POPE
David F. Pope Chief Executive Officer

        Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature		Title	Date

* David F. Pope		President, Chief Executive Officer and Director (Principal Executive Officer)	April 21, 2010
/s/ DARIN T. OLSON Darin T. Olson		Chief Financial Officer (Principal Financial and Accounting Officer)	April 21, 2010
* Andrew W. Ward		Director	April 21, 2010
* E. Bartow Jones		Director	April 21, 2010
* George O'Brien		Director	April 21, 2010
* William H. Shea, Jr.		Director	April 21, 2010
*By:	/s/ DARIN T. OLSON Darin T. Olson, Attorney-in-Fact

EXHIBIT LIST

Exhibit Number			Description
1.1		—	Form of Underwriting Agreement
3.1	**	—	Certificate of Formation of Niska Gas Storage Partners LLC
3.2	**	—
Form of First Amended and Restated Operating Agreement of Niska Gas Storage Partners LLC (incorporated by reference to Appendix A to the Prospectus contained within the Registrant's Form S-1 Registration Statement)
5.1		—	Opinion of Vinson & Elkins L.L.P., as to the legality of the securities being registered
8.1	*	—	Opinion of Vinson & Elkins L.L.P., relating to tax matters
8.2	*	—	Opinion of Bennett Jones LLP relating to tax matters
10.1	†	—	Form of Niska Gas Storage Partners LLC 2010 Long-Term Incentive Plan
10.2		—	Form of Contribution, Conveyance and Assumption Agreement
10.3	**	—	Services Agreement dated March 5, 2010 among AECO Gas Storage Partnership, Niska GS Holdings US, L.P. and Niska GS Holdings Canada, L.P.
10.4	**	—
Credit Agreement dated as of March 5, 2010 among Niska Gas Storage US, LLC, as US Borrower, and AECO Gas Storage Partnership, as Canadian Borrower, Niska GS Holdings I, L.P., Niska GS Holdings II, L.P., Royal Bank of Canada, as Administrative Agent and Collateral Agent and the other lenders party thereto.
10.5	**	—
Indenture dated as of March 5, 2010 among Niska Gas Storage US, LLC, Niska Gas Storage US Finance Corp., Niska Gas Storage Canada ULC and Niska Gas Storage Canada Finance Corp., as issuers, each of the Guarantors party thereto, and The Bank of New York Mellon, as Trustee.
10.6	**	—
Registration Rights Agreement dated as of March 5, 2010 by and among Niska Gas Storage US, LLC, Niska Gas Storage US Finance Corp., Niska Gas Storage Canada ULC, Niska Gas Storage Canada Finance Corp., the Guarantors party thereto, and the representatives of the several purchasers named therein.
10.7	**	—	Form of Registration Rights Agreement between Niska Gas Storage Partners LLC and Niska Sponsor Holdings Coöpertief U.A.
10.8	**†	—	Executive Employment Agreement of David Pope dated August 20, 2006
10.9	**†	—	Amendment to Executive Employment Agreement of David Pope dated March 1, 2009
21.1	**	—	List of Subsidiaries of Niska Gas Storage Partners LLC
23.1	**	—	Consent of KPMG LLP—Niska Gas Storage Partners LLC
23.2	**	—	Consent of KPMG LLP—Niska GS Holdings I, L.P. and Niska GS Holdings II, L.P.
23.3		—	Consent of Vinson & Elkins L.L.P. (contained in Exhibit 5.1)
23.4	*	—	Consent of Vinson & Elkins L.L.P. (contained in Exhibit 8.1)
23.5	*	—	Consent of Bennett Jones LLP (contained in Exhibit 8.2)
24.1	**	—	Powers of Attorney (contained on page II-3 to the initial S-1 Registration Statement filed on February 22, 2010)
24.2	**	—	New York Power of Attorney of E. Bartow Jones
24.3	**	—	New York Power of Attorney of Darin T. Olson

*
To be filed by amendment.

**
Previously filed.

†
Compensatory plan or arrangement.

QuickLinks

EXPLANATORY NOTE
PART II INFORMATION NOT REQUIRED IN PROSPECTUS
  Item 13. Other Expenses of Issuance and Distribution.
  Item 14. Indemnification of Directors and Officers.
  Item 15. Recent Sales of Unregistered Securities.
  Item 16. Exhibits and Financial Statement Schedules.
  Item 17. Undertakings.